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                                                                   EXHIBIT 10.54

                                    PNV INC.
                              11711 NW 39th Street
                          Coral Springs, Florida 33065
                                Tel: 954-745-7800
                                Fax: 954-745-7899

November 18, 1999

PACCAR Inc
777 - 106th Avenue N.E.
Bellevue, Washington 98004
Attention: Tom Plimpton, Executive Vice President

Dear Tom:

         This letter (the "Letter") describes the agreements between PACCAR.com, a division of PACCAR Inc, ("PACCAR") and PNV Inc. ("PNV") in connection with the strategic relationship between PACCAR and PNV.

         In furtherance of the strategic relationship between PACCAR and PNV, PACCAR (directly or through one or more of the other divisions, subsidiaries and affiliates of PACCAR Inc) and PNV agree as follows:

- PACCAR will purchase up to five million dollars ($5,000,000) of advertising services provided by PNV through PNV's various advertising channels, including PNV's Connect! magazine, Internet properties and/or programming over PNV's cable network (subject to PNV's existing contractual obligations) during the two-year period following the Effective Date (as defined below). PACCAR will purchase a minimum of one million dollars ($1,000,000) of such services during each of the first two years from and after the Effective Date (the "Minimum Commitment"). Any discounts made available to PACCAR by PNV pursuant to this Letter or otherwise will not reduce PACCAR's Minimum Commitment.

- PACCAR will pay for the inside back cover of Connect! magazine for each of the first two years from and after the Effective Date. PACCAR will have the right of first refusal to pay for the back cover and/or the inside front cover (in lieu of the inside back cover), if and when either becomes available after the expiration or termination of any existing commitments, for the remainder of the two-year period. The rates for these Connect! magazine advertisements will be the lesser of
         (i) twenty-five percent (25%) off the then-current published rate cards without further reduction for commissions or any other discounts or promotions, or (ii) the rate paid by any other third party purchasing comparable volumes of services (the "Agreed Rates") and will be credited against the Minimum Commitment described above. PACCAR will supply copy for each such advertisement.
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-        PACCAR will provide free to PNV one-page advertisements twice per year in Kenworth's World's Best magazine and Peterbilt's Class Pays magazine during the first two years from and after the Effective Date (which will be a total of eight (8) one-page advertisements). PNV will supply copy for each advertisement, which shall comply with each magazine's general advertising policies.

- PACCAR will provide free to PNV hyperlinks from Kenworth's home page and Peterbilt's home page to PNV's website during the first two years from and after the Effective Date. The size and content of the hyperlink icon will be mutually agreed to by the parties.

- PACCAR will install PNV connection plates (for cable, telephone and Internet) on certain of its premium models (it being understood that PACCAR will place such connection plates on each of the trucks purchased by the PACCAR customers to whom PACCAR makes available PNV.net ISP memberships as provided below).

- PNV will make available to PACCAR the lead banner advertisement (including hyperlinks to up to three websites of PACCAR Inc or its divisions, subsidiaries and affiliates, with the size and content of the hyperlink icon to be mutually agreed to by the parties) on the first page of each of the "Headlines," "Technology," and "Trucking News" sections (or any successor sections) of PNV's website during the first two years from and after the Effective Date. The rates for these banner advertisements will be at the Agreed Rates and will be credited against the Minimum Commitment. PNV will not permit any other truck original equipment manufacturer to advertise on "Headlines," "Technology," and "Trucking News" sections (or any successor sections) at any time PACCAR has purchased the banner advertisements on each such page. PNV may rotate in noncompetitive banner advertisements on these pages from time to time during the two-year term if PACCAR does not purchase all such banner advertisements.

- PNV will grant to PACCAR a right of first refusal, during the first two years from and after the Effective Date, with respect to the banner advertisement (including hyperlinks to up to three websites of PACCAR Inc or its divisions, subsidiaries and affiliates, with the size and content of the hyperlink icon to be mutually agreed to by the parties) on the home page (or any successor page) of PNV's website currently held by Volvo, upon the termination or expiration of PNV's contract with Volvo. The rates for these banner advertisements will be at the Agreed Rates and will be credited against the Minimum Commitment.

- PNV will provide to PACCAR without cost five thousand (5,000) one-year PNV.net ISP memberships during each of the first three years immediately after the Effective Date ( for a total of fifteen thousand (15,000) annual memberships) for PACCAR to make available to its customers. With respect to the CD-ROMs to be distributed to PNV customers in connection with the installation of PNV's ISP software, PNV will allow PACCAR to have co-marketing and co-branding opportunities on the splash page, provided that PACCAR pays any third party fees and expenses for the preparation of such

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         splash page. (It being understood that PNV has existing arrangements with an Internet service provider to provide splash page marketing.)

- Subject to compliance with applicable securities laws and the receipt of customary representations and warranties from PACCAR in connection with such securities laws, PNV will grant to PACCAR (i) five-year warrants, which shall vest one year after the Effective Date, to purchase up to thirty-one thousand two-hundred fifty (31,250) shares of PNV's common stock at a purchase price of one cent ($0.01) per share, and (ii) five-year warrants, which shall vest one year after the Effective Date, to purchase up to seventy-five thousand (75,000) shares of PNV's common stock at a purchase price per share equal to the offering price in PNV's initial public offering; provided, however, that all such warrants will terminate and/or PNV will have the right to repurchase (if such warrants have been exercised) the underlying common stock at a purchase price per share equal to the exercise price paid by PACCAR if PACCAR fails to meet its Minimum Commitment and fails to cure such default within thirty (30) days after receiving written notice of such default. For each one million dollars ($1,000,000) actually received by PNV or contractually committed to by PACCAR in excess of the Minimum Commitment (on a cumulative basis) during the first two years immediately after the Effective Date, PNV will grant to PACCAR, subject to compliance with applicable securities laws and the receipt of customary representations and warranties from PACCAR in connection with such securities laws and no earlier than the first anniversary of the Effective Date, fully vested five-year warrants to purchase up to fifty thousand (50,000) shares of PNV's common stock at a purchase price per share equal to the then-current fair market value per share at the time the warrants are issued, subject to an aggregate cap on warrants to be issued under this sentence of one-hundred and fifty thousand (150,000) shares (exclusive of the warrants to purchase one-hundred and six thousand two-hundred fifty (106,250) shares discussed above) of PNV's common stock. The warrants shall be in a form reasonably acceptable to both parties and shall include protection from dilution due to stock splits, recapitalizations or any similar events.

         In furtherance of the strategic relationship between PACCAR and PNV, PACCAR and PNV will:

- Meet quarterly to discuss the strategic focus of PNV and work together to identify and develop new products, services and content for delivery through PNV channels. Funding for such projects will be determined on a case-by-case basis. PACCAR and PNV expect that each party will provide the resources or funding necessary to develop such products, services and content commensurate with the anticipated benefits to be derived by such party.

- Issue a joint press release regarding the strategic relationship between PACCAR and PNV in a form and at a time mutually agreed to by the parties in advance.

         The terms and conditions of this Letter will become effective immediately after the closing of PNV's initial public offering and, if necessary, approval of this Letter by the

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respective Boards of Directors of each of PNV and PACCAR (the earliest date on which each of the foregoing shall have occurred is referred to herein as the "Effective Date").

                                 * * * * * * * *

         If you are in agreement with the terms set forth in this Letter, please sign this Letter in the space provided. PNV looks forward to a long relationship with PACCAR.

                                    Sincerely,

                                    PNV INC.


                                    By:/s/
                                       ----------------------------------------
                                        Robert P. May, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

PACCAR.com, a division of PACCAR Inc


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Name:
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